EXHIBIT 99.1

May 19, 2003

Board of Directors
Parlux Fragrances, Inc.
3725 S.W. 30th Avenue
Ft. Lauderdale, FL 33312

Dear Ladies and Gentlemen:

         This letter sets forth a proposal (the "Proposal") whereby Newco, a company to be formed by Ilia Lekach, or an entity controlled by him, and Quality King Distributors, Inc., a New York corporation ("Quality King"), or an entity designated by Quality King that is under common control with Quality King, would offer to acquire all of the outstanding shares of capital stock of Parlux Fragrances, Inc. (the "Company") for $4.00 per share net to the sellers in cash. This Proposal represents an approximate 60% premium over the closing price of the Company's common stock on May 19, 2003. As discussed below, this Proposal is contingent upon the receipt of the Parlux Board Approval, as defined below, and approval of Quality King's lenders.

         In making this Proposal, we have taken into account the Company's financial performance over the past few years and the current economic climate within which the Company operates. Uncertainties as to the future of the United States economy and various related factors and influences have affected the Company's business and these circumstances may continue for the foreseeable future. In addition, we believe that the costs and other burdens on the Company as a result of being publicly owned exceed the benefits derived from that status. After much consideration, we believe that our offer to existing stockholders is a fair price and an appropriate opportunity for the Company to become a private enterprise.

         Because Mr. Lekach is Chairman of the Board of Directors (the "Board"),Chief Executive Officer and President of the Company, it would be appropriate for the Board to establish a special independent committee to review the Proposal and to engage legal counsel and other advisors as necessary.

         The principal terms of the Proposal are as follows:

1. Newco, or a wholly-owned subsidiary of Newco, will make a tender offer (the "Offer") to purchase all of the outstanding shares of common stock of the Company for $4.00 per share net to the sellers in cash.

2.       Conditions to the Offer will include, without limitation:

         (i) sufficient shares to permit Newco and its affiliates to own at least 90% of the outstanding common stock of the Company are tendered in the Offer;

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         (ii) a majority of the outstanding common stock of the Company, excluding shares beneficially owned by us, our affiliates and the executive officers and directors of the Company, are tendered in the Offer;

         (iii) any required consents of third parties, including senior lenders, to the change of control of the Company and merger (as described below) are received;

         (iv) all officers, directors, consultants and other persons with rights triggered upon a change of control of the Company have waived such rights;

         (v) neither the Board nor the Company shall take any protective or defensive action that would change the capitalization of the Company or inhibit Newco's ability to consummate the transaction contemplated hereby or recognize economic benefits from the operation of the Company's businesses following such acquisition;

         (vi) there shall have been no change, event or development having, or that could reasonably be expected to have, individually or in the aggregate, a material adverse effect on the condition (financial or otherwise), business, assets, liabilities or results of operations of the Company and its subsidiaries taken as a whole;

         (vii) no related or affiliated person (which includes a "person" as such term is defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") or any group of persons, other than Newco, its subsidiary, any of their affiliates, shall become the beneficial owner of more than 5% of the outstanding common stock of the Company, or other than any related or affiliated person or group that has disclosed such ownership prior to the date of this letter, and no related or affiliated person or group (other than Newco, its subsidiary, and/or any of their affiliates) currently holding beneficial ownership of 5% of the outstanding common stock of the Company shall have increased its beneficial ownership in the Company by more than 1% or shall have made a public announcement reflecting an intent to acquire the Company or any subsidiaries or material assets of the Company; and

         (viii) the Offer does not jeopardize the Company's existing license agreements. Condition (ii) above will be non-waivable by Newco and the remaining conditions will be waivable by Newco in its sole discretion.

3. Following the close of the Offer, Newco, or a wholly-owned subsidiary of Newco, will be merged with the Company at a price equal to that offered in the Offer which will result in Newco beneficially owning 100% of the issued and outstanding common stock of the Company.

4. In connection with the Offer, the Company would terminate the listing of its common stock on the Nasdaq National Market and deregister under
         Section 12(g) of the Exchange Act.

5. Subject to receipt of the Parlux Board Approval, Mr. Ilia Lekach will agree that 100% of the shares of the common stock of the Company


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         beneficially owned by him will be tendered to Newco pursuant to the
         Offer and that he will surrender and cancel 100% of the options, warrants or any other rights to acquire Company common stock that he owns as of the expiration of the Offer for no additional consideration other than the interest in Newco that he will receive.


6. Except with respect to options held by Mr. Lekach, each outstanding option to acquire the Company's common stock that is not exercised, if any, will be acquired by Newco at the time of the merger at a price equal to the difference between the Offer price and the exercise price for such option.

7. The details of the Offer will be embodied in a Tender Offer Statement to be filed with the SEC and delivered to the Company and its stockholders upon commencement of the Offer.

         For purposes of Section 203 of the Delaware General Corporation Law, we seek the following Board approvals prior to our formation of Newco (the "Parlux Board Approval"):

         1. Approval by the Board of the formation of Newco by Mr. Lekach and Quality King;

         2. Approval by the Board of the acquisition by Newco, or a wholly-owned subsidiary of Newco, of the common stock of the Company pursuant to the Offer; and

         3. Approval by the Board of the agreement to tender into the Offer by Mr. Lekach.

         This Proposal is subject to receipt by Quality King of the approval of its lenders of the Offer and the merger. Quality King is in the process of obtaining such approval and, although there can be no assurance, believes that it will be able to secure such approval quickly.

         We are available to discuss this Proposal with you immediately and to answer any questions that you may have. In seeking further information concerning our Proposal, or for any other matter, please call Michael Katz, Executive Vice President, at (631) 439-2000, extension 2171 or Alfred R. Paliani, Esq. General Counsel of Quality King Distributors, Inc., at (631) 439-2000 extension 2316.

         This letter should not be interpreted as a binding commitment or as the commencement or announcement of an intention to commence a tender offer.

                                      Very truly yours,

                                      Quality King Distributors, Inc.

                                      By: /s/ Stephen Nussdorf
                                      Name: Stephen Nussdorf
                                      Title: President

                                      /s/ Ilia Lekach
                                      Ilia Lekach